EXHIBIT I
                                                                       ---------

DESCARTES                                                                   NEWS


CONTACT INFORMATION:

PRESS RELATIONS                                  INVESTOR RELATIONS
Kimberley Emmerson                               Chaya Cooperberg
(519) 746-6114 ext. 2562                         (519) 746-6114 ext. 2757
KEMMERSON@DESCARTES.COM                          CCOOPERBERG@DESCARTES.COM


        DESCARTES REPORTS RESULTS FOR FIRST QUARTER OF FISCAL YEAR 2004

WATERLOO, ONTARIO, June 4, 2003 -- The Descartes Systems Group Inc., (Nasdaq:DSGX), (TSX:DSG), a trusted provider of logistics solutions, today announced financial results for the first fiscal quarter of its 2004 fiscal year (Q1FY04) which ended on April 30, 2003. Results are in line with preliminary estimates announced on May 6, 2003. Amounts are in U.S. dollars and are reported in accordance with U.S. GAAP (Generally Accepted Accounting Principles).

"In what has been a challenging business environment we have reacted quickly, making the right decisions for the Company," said Manuel Pietra, Descartes' chief executive officer and president. "We believe that the results of this quarter do not reflect on our market opportunity or demand for Descartes solutions over the long term. Our relentless focus on the customer, combined with our product leadership, vision and global partner strategy, are all positive indicators for the future."

FINANCIAL SUMMARY

Starting with Q1FYO4, consistent with emerging best practices, the Company will no longer refer to secondary non-GAAP financial measures in reporting its earnings (losses).

For the first quarter ended April 30, 2003, total revenues were $14.2 million, down 15 percent when compared with total revenues in the first quarter last year of $16.8 million. Network-Based Logistics revenues decreased 7 percent to $9.2 million in Q1FY04 from $9.9 million in Q1FY03. Software license revenues were $2.0 million in Q1FY04, down 56 percent from $4.5 million in Q1FY03. Services revenues were $3.0 million, up 25 percent from services revenues of $2.4 million in the same quarter of last year.

The Company reported a loss on a U.S. GAAP basis of $9.0 million, or $0.17 per basic and diluted share, in Q1FY04. Included in the U.S. GAAP loss for Q1FY04 were charges of $3.6 million related to the consolidation of network infrastructure. In the first quarter of last year, the Company reported a loss on a U.S. GAAP basis of $6.1 million, or $0.12 per basic and diluted share.

The Company completed the quarter with $163 million in cash and cash equivalents and marketable securities.

COMPANY HIGHLIGHTS

CUSTOMER SIGN-UPS: Q1FY04 saw 177 total sign-ups. Continuing to generate interest from both new and existing customers, approximately 55 percent of the sign-ups represent services sold to new customers while 45 percent of sign-ups came from existing customers.

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     o    Sign-ups for Network-Based Logistics: There were 156 sign-ups for the quarter. Notable customer additions included Black & Decker, CMA-CGM America Inc., JD Smith, S.H.E. Maritime Services, SY Shipping and Transways Express.

     o Sign-ups for Logistics Software: There were 21 sign-ups during the first quarter of fiscal year 2004 in the Logistics Software business that includes Descartes Routing and Scheduling(TM) solutions. Customer sign-ups included such companies as Pepsi Bottling Group (Canada) and PGT Industries.

PRODUCT INNOVATION: Continuing its commitment to be at the forefront of technological advancement, the Company released several enhancements to its solution suites throughout the course of the quarter, including the general availability of Descartes Fleetwise(TM) 2.2.

More recently, as described by Descartes in a press release issued today, ARC Advisory Group, a leading industry analyst firm, in its June 2003 report, Transportation Management Systems Worldwide Outlook, named Descartes as having the leading market share in transportation management systems worldwide for the second consecutive year.

POST-QUARTER DEVELOPMENTS

Descartes recently undertook a review of all areas of the business to improve financial performance and enhance shareholder value. The post-quarter initiatives announced include:

CORPORATE GOVERNANCE: The board of directors of Descartes recently embarked on several corporate governance initiatives aimed at enhancing the effectiveness of the Board. Among these measures were the separation of the CEO and chairman roles, the establishment of a corporate governance committee and, beginning in Q1FY04, the elimination of any reference to secondary non-GAAP financial measures in reporting the Company's earnings (losses).

OFFERS TO PURCHASE: On May 12, 2003, Descartes announced its intention to offer to purchase up to 11,578,000 of its outstanding Common Shares and a separate intention to offer to purchase up to U.S.$45,000,000 aggregate principal amount of the Company's 5.50% Convertible Unsecured Subordinated Debentures due June 30, 2005.

STREAMLINING INITIATIVES: Enabled by operational efficiencies gained throughout the past year and the outsourcing of certain ongoing product development activities, the Company initiated a downsizing of its global operations on May 6, 2003.

BUSINESS OUTLOOK

For the second quarter ending July 31, 2003 (Q2FY04), Descartes currently expects to achieve total revenues in the range of $15 to $16 million and to report a loss, on a U.S. GAAP basis, of $16 to $17 million. Total expenses, on a U.S. GAAP basis, for Q2FY04 are expected to be approximately $32 million. This expectation includes a successful repurchase of U.S. $45 million aggregate principal amount of debentures and a restructuring charge in the quarter of approximately $13.6 million. The amount of the restructuring charge in the quarter may change due to various factors including the timing of certain actions related to the Company's network consolidation.

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CONFERENCE CALL

Company management will discuss these results in a live conference call and audio Web cast with the financial community at 8:00 a.m. ET today, June 4, 2003. The live audio Web cast and slide presentation to accompany the call can be accessed at WWW.DESCARTES.COM/INVESTORS. Replays will also be available in two formats shortly after the completion of the conference call. A telephone replay will be accessible for 24 hours by dialing 1-888-203-1112 or 719-457-0820 and quoting reservation number 545862. An archived replay of the Web cast will also be available through the Descartes Web site at WWW.DESCARTES.COM/INVESTORS.

ABOUT DESCARTES

The Descartes Systems Group Inc. (Nasdaq:DSGX) (TSX:DSG) is a trusted provider of logistics solutions. In over 60 countries Descartes' leading logistics solutions drive operational efficiency, enhance customer responsiveness and improve precision in purchasing for global organizations. For more information, visit www.descartes.com.

All registered and unregistered trademarks mentioned in this release are the property of their respective owners.

                                       ###

Statements in this release, other than historical performance, include forward-looking statements relating to future financial performance made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding Descartes' revenue and profit expectations, expectations surrounding the demand for Descartes' products and the market opportunity for those products, expectations surrounding Descartes' streamlining initiatives and corporate governance initiatives, expectations as to customer acceptance and continued use of Descartes' solutions, and expectations as to Descartes' pricing and revenue model. These statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from expectations; in particular, the successful implementation and market acceptance of Descartes' pricing and revenue model, demand for network-based logistics solutions and logistics software solutions, timing and size of restructuring charges, success of the offers to purchase the Company's shares and debentures, success in closing customer orders, ability to control expenses, realization of operating cost reductions resulting from cost reduction initiatives, integration of acquisitions and consolidation of operations. For further information regarding risks and uncertainties associated with Descartes' business, please refer to Descartes' documents filed with the Securities and Exchange Commission, the Ontario Securities Commission and other securities commissions across Canada. Any forward-looking statements should be considered in light of these factors.

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THE DESCARTES SYSTEMS GROUP INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(US dollars in thousands, except per share amounts; US GAAP; unaudited)

                                                             Three Months Ended
                                                                       April 30,
                                                             2003          2002
--------------------------------------------------------------------------------
REVENUES
 License and network                                       11,173        14,436
 Service and maintenance                                    3,014         2,388
--------------------------------------------------------------------------------
                                                           14,187        16,824
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COSTS AND EXPENSES
 Cost of license and network                                2,563         4,853
 Cost of service and maintenance                            2,217         3,026
 Sales and marketing                                        6,995         6,614
 Research and development                                   2,120         5,824
 General and administrative                                 3,733         1,902
 Amortization of intangible assets                          1,358         2,480
 Restructuring cost                                         3,603          (512)
--------------------------------------------------------------------------------
                                                           22,589        24,187
--------------------------------------------------------------------------------
LOSS FROM OPERATIONS                                       (8,402)       (7,363)
--------------------------------------------------------------------------------
OTHER INCOME (EXPENSE)
 Interest expense                                          (1,125)       (1,186)
 Investment income                                            519         1,586
 Gain on purchase of convertible debentures*                   --           385
--------------------------------------------------------------------------------
                                                             (606)          785
--------------------------------------------------------------------------------
LOSS BEFORE INCOME TAXES                                   (9,008)       (6,578)
INCOME TAX RECOVERY (EXPENSE) - CURRENT                       (10)          496
--------------------------------------------------------------------------------
LOSS                                                       (9,018)       (6,082)
================================================================================
LOSS PER SHARE
 Basic and diluted                                          (0.17)        (0.12)
================================================================================
WEIGHTED AVERAGE SHARES OUTSTANDING
 Basic and diluted (thousands)                             52,230        52,237
================================================================================
* The gain on purchase of convertible debentures, previously presented as an extraordinary item, has been reclassified for the comparative period in conformity with new accounting standards.

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THE DESCARTES SYSTEMS GROUP INC.
CONSOLIDATED BALANCE SHEETS
(US dollars in thousands; US GAAP; unaudited)

                                                         April 30,   January 31,
                                                             2003          2003
--------------------------------------------------------------------------------
                                     ASSETS
CURRENT ASSETS
   Cash and cash equivalents                               16,401        21,195
   Marketable securities                                      --          8,521
   Accounts receivable
      Trade                                                14,194        14,036
       Other                                                1,860         2,819
   Prepaid expenses and other                               3,627         3,020
--------------------------------------------------------------------------------
                                                           36,082        49,591
MARKETABLE SECURITIES                                     147,001       144,386
CAPITAL ASSETS                                             13,199        12,151
LONG-TERM INVESTMENTS                                       3,300         3,300
GOODWILL                                                   17,603        17,603
INTANGIBLE ASSETS                                          12,248        13,606
DEFERRED CHARGES                                            1,969         1,638
--------------------------------------------------------------------------------
                                                          231,402       242,275
================================================================================


                      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable                                         2,287         3,964
   Accrued liabilities                                      7,485         8,673
   Deferred revenue                                         2,726         2,923
--------------------------------------------------------------------------------
                                                           12,498        15,560
CONVERTIBLE DEBENTURES                                     71,995        71,995
--------------------------------------------------------------------------------
                                                           84,493        87,555
--------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
   Common shares                                          468,635       468,618
      Authorized - unlimited
      Issued - 52,231,711 (January 31, 2002 - 52,224,511)
   Additional paid-in capital                               5,201         5,201
   Unearned deferred compensation                            (625)         (690)
   Accumulated other comprehensive loss                      (381)       (1,506)
   Accumulated deficit                                   (325,921)     (316,903)
--------------------------------------------------------------------------------
                                                          146,909       154,720
--------------------------------------------------------------------------------
                                                          231,402       242,275
================================================================================

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THE DESCARTES SYSTEMS GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(US dollars in thousands; US GAAP; unaudited)
                                                             Three Months Ended
                                                                       April 30,
                                                             2003          2002
--------------------------------------------------------------------------------
OPERATING ACTIVITIES
 Loss                                                      (9,018)       (6,082)
 Adjustments to reconcile loss to cash provided by
    (used in) operating activities:
    Depreciation                                              575         1,032
    Amortization of intangible assets                       1,358         2,480
    Restructuring cost                                       (524)         (512)
    Amortization of convertible debenture costs               169           217
    Amortization of deferred compensation                      65            76
    Loss on purchase of convertible debentures                --           (385)
    Changes in operating assets and liabilities:
         Accounts receivable
           Trade                                             (158)         (668)
           Other                                              959          (628)
         Prepaid expenses and other                          (607)           14
         Deferred charges                                    (500)          --
         Accounts payable                                  (1,677)       (1,109)
         Accrued liabilities                                  461        (2,614)
         Deferred revenue                                    (197)         (312)
--------------------------------------------------------------------------------
Net cash flow used in operating activities                 (9,094)       (8,491)
--------------------------------------------------------------------------------
INVESTING ACTIVITIES
 Short-term marketable securities, net change               8,521         8,926
 Long-term marketable securities, net change               (2,615)       22,209
 Additions to capital assets                               (1,623)         (845)
--------------------------------------------------------------------------------
Net cash flow provided by investing activities              4,283        30,290
--------------------------------------------------------------------------------
FINANCING ACTIVITIES
 Purchase of convertible debentures                           --         (1,069)
 Issuance of common shares for cash                            17           207
--------------------------------------------------------------------------------
Net cash flow provided by (used in) financing activities       17          (862)
--------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents           (4,794)       20,937
Cash and cash equivalents at beginning of period           21,195        34,826
--------------------------------------------------------------------------------
Cash and cash equivalents at end of period                 16,401        55,763
--------------------------------------------------------------------------------

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